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                                                                    EXHIBIT 3.6


                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF DETERMINATION OF

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                       OF

                               ARADIGM CORPORATION


        The undersigned certify that:

        1. They are the President and Chief Executive Officer, and Acting Chief Financial Officer, respectively, of Aradigm Corporation, a California corporation (the "Corporation").

        2. Section 1 of the Certificate of Determination of Series A Junior Participating Preferred Stock is amended to read in full as follows:

                "SECTION 1. DESIGNATION AND AMOUNT. One Million (1,000,000) shares of Preferred Stock, without par value, are designated "Series A Junior Participating Preferred Stock" with the rights, preferences, privileges and restrictions specified herein (the "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock."

        3. The foregoing amendment of the Certificate of Determination of Preferences of Series A Junior Participating Preferred Stock has been duly approved by the Board of Directors pursuant to authority given by the Corporation's Amended and Restated Articles of Incorporation.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.



Date: February 8, 2002


                                    /s/ Richard P. Thompson
                                    --------------------------------------------
                                    RICHARD P. THOMPSON
                                    President and Chief Executive Officer



                                    /s/ Michael Molkentin
                                    --------------------------------------------
                                    MICHAEL MOLKENTIN
                                    Acting Chief Financial Officer